Ocera Therapeutics Announces Appointment of Steven P. James to Board

Palo Alto, CA – September 18, 2014 – Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced that Steven P. James has been appointed to the Company’s Board of Directors. Mr. James will serve as the Lead Independent Director and will be the Chairman of the Compensation Committee.

“Steve brings a track record of helping create significant value for shareholders,” said Linda S. Grais, M.D., Chief Executive Officer of Ocera. “We believe the depth of his corporate and business development expertise will be of significant value to Ocera as we work to advance the clinical development of OCR-002.”
“I am very pleased to join forces with Ocera’s board and executive team to develop OCR-002 for the benefit of patients suffering from hepatic encephalopathy,” said Mr. James.
Mr. James was the President and Founding Chief Executive Officer of Labrys Biologics, Inc., a private venture-backed start-up developing a monoclonal antibody against neuropeptide calcitonin gene related peptide (CGRP) for the prevention of chronic migraine, until the company was acquired by Teva Pharmaceuticals in July 2014. From 2004 to 2012, Mr. James served as President and Chief Executive Officer of KAI Pharmaceuticals, Inc. when it was acquired by Amgen. Prior to joining KAI, he held leadership positions at Exelixis, Inc., Sunesis Pharmaceuticals, Inc., and Isis Pharmaceuticals. Mr. James previously held business development, marketing and general management positions with Landec Corporation, California Biotechnology and Eli Lilly & Company. He holds a Bachelor's degree in biology from Brown University and a Master's degree in management from Northwestern University, Kellogg Graduate School of Management. Mr. James also currently serves on the board of Armetheon, Inc. and is a member of the board of trustees of Middlebridge School in Rhode Island.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements

This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109